3.1(c)

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                GVC VENTURE CORP.



It is hereby certified that:

         1. The name of the corporation (hereinafter called the "Corporation") is GVC Venture Corp.

         2. The Certificate of Incorporation of the Corporation is hereby amended by striking out the first paragraph of Article FOURTH thereof and by substituting in lieu of said paragraph the following new paragraph:

                  "FOURTH: The total number of shares which the Corporation shall have authority to issue is Fifty One Million (51,000,000), of which Fifty Million (50,000,000) shall be Common Stock with a par value of Ten Cents ($.10) per share; and One Million (1,000,000) shall be Preferred Stock without par value."

                  3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of
          Section 141 and 242 of the General Corporation Law of the State of Delaware.



Signed on December 6, 2000

                                                /s/ Gordon Banks
                                                ---------------------------
                                                Gordon L. Banks, President